Exhibit 10.1

BlueLine Partners

3480 Buskirk Avenue, Suite 215

Pleasant Hill, California 94523

(925) 236-9790

April 20, 2017

William Moore, Chairman of the Board

Ruediger Naumann-Etienne, Chairman of N&G Committee

Iridex Corporation

1212 Terra Bella Avenue

Mountain View, CA 94043

Re:	BlueLine Board Nomination Rights

Gentlemen:

Reference is made to the Securities Purchase Agreement (the “Purchase Agreement”), dated August 31, 2007, by and among Iridex Corporation (the “Company”) and BlueLine Capital Partners, LP (“BlueLine I”), BlueLine Capital Partners II, LP (“BlueLine II”), and BlueLine Capital Partners III, LP (“BlueLine III” and, collectively with BlueLine I and BlueLine II, “BlueLine”). Capitalized terms used herein and not defined herein shall have the meanings ascribed in the Purchase Agreement.

Section 4.6(b) and 4.7 of the Purchase Agreement provide in relevant part that, subject to the terms and conditions set forth therein, the Company shall nominate the Primary Purchaser Director Designee for reelection by the stockholders of the Company to fill the Primary Purchaser Board Seat at each annual or special meeting of the stockholders at which election of directors to the Board of the Company is proposed for consideration by the stockholders and appoint the Primary Purchaser Director Designee to the Compensation and Nominating Committee of the Board or the Audit and Corporate Governance Committee, as the case may be (the “Designation Rights”).

Section 6.4 of the Purchase Agreement provides, in relevant part, that any term of the Purchase Agreement may be waived with the written consent of the Company and the party against whom enforcement of any such waiver is sought.

This letter is to notify you that BlueLine is in the process of winding down and believes that interest will be best served by eliminating the various timing and information strictures created by the board service of BlueLine’s Primary Purchaser Director Designee.

Therefore, BlueLine hereby waives the Designation Rights as the same may apply to the nomination of the Primary Purchaser Director Designee to the Board and any committees thereof at all times prior to March 31, 2018. Furthermore, Section 4.6(b) of the Purchase Agreement is hereby amended and restated to read as follows:

“In the event that none of BlueLine Partners, LLC or any of its Affiliates shall any longer hold any shares of Preferred Stock issued pursuant to this Agreement (whether as result of conversion, sale or other disposition), then for so long as BlueLine Partners, LLC or any investment funds controlled by BlueLine Partners, LLC holds at least five percent (5%) of the number of shares of Common Stock of the Company issued and outstanding as of March 31, 2018, (x) BlueLine Partners, LLC shall have the right, so long as the initial designation of the Primary Purchaser Director Designee has not previously been made pursuant to Section 4.6(a), to designate the Primary Purchaser Director Designee, subject to the approval of the Board (such approval not to be unreasonably withheld, conditioned or delayed), for service as a member of the Board and the Company shall use its best efforts to cause the Primary Purchaser Director Designee to be initially appointed to the Primary Purchaser Board Seat, and (y) thereafter, subject to the fiduciary duties of the Board, the Company shall nominate the Primary Purchaser Director Designee for reelection by the stockholders of the Company to fill the Primary Purchaser Board Seat at each annual or special meeting of the stockholders at which election of directors to the Board of the Company is proposed for consideration by the stockholders and to appoint the Primary Purchaser Director Designee to fill any vacancy in the Primary Purchaser Board Seat.”

The foregoing waiver shall be effective immediately and except as otherwise provided herein, the remainder of the Purchase Agreement shall remain in full force and effect and shall be binding on all parties thereto. This letter sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto.

Sincerely,

BLUELINE CAPITAL PARTNERS, LP

BLUELINE CAPITAL PARTNERS II, LP

BLUELINE CAPITAL PARTNERS III, LP

/s/ Timothy P. Bacci

By: Timothy P. Bacci Authorized Signatory

Agreed to by:

IRIDEX Corporation

/s/William Moore

By: William Moore Chief Executive Officer

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